December 30, 2011

Dear Investor:

This letter summarizes the activities of Behringer Harvard Short-Term Opportunity Fund I LP (the “Fund”) in the third quarter of 2011 and subsequent periods, and the recently announced estimated valuation.  It is being sent to you in lieu of the usual Third Quarter Summary Report.  To view the third quarter 2011 financial statements, please refer to our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on November 14, 2011, a copy of which is available without charge at www.sec.gov, or at www.behringerharvard.com.

In accordance with the limited partnership agreement of the Fund, the Fund’s general partners annually provide its limited partners with an estimate of the amount a limited partnership unit holder would receive if the Fund properties were sold at their fair market values as of the close of the Fund’s fiscal year, and the proceeds from the sale of the properties (without reduction for selling expenses), together with other funds of the Fund, were distributed in a liquidation of the Fund.

On December 29, 2011, Behringer Harvard Advisors II LP, the Fund’s co-general partner, adopted a new estimated value per limited partnership unit.  As part of the general partner’s valuation process, and as required by the Fund’s limited partnership agreement, the general partner has obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc., a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs, that the estimated valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.

The new estimated valuation per unit as of December 29, 2011 is $0.40 and is reflected on your customer statement for the fourth quarter of 2011.  This valuation number assumes the sale of all the Fund’s assets as of January 1, 2012.  We do not intend to sell these assets on January 1, 2012 and believe that the final nominal value will be greater than this point-in-time valuation.  This new estimated per-unit valuation compares with $6.48 established as of December 31, 2010.

The estimated per-unit value may not reflect the amount you would obtain if you were to sell your units or if we liquidated our assets – the proceeds from such actions could possibly be higher or lower than the estimated per-unit value.  For a detailed description of the valuation methodologies used by the Fund’s general partner and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 30, 2011, a copy of which is available without charge at www.sec.gov, or at www.behringerharvard.com.

The new estimated per-unit value reflects the current challenging economic climate that continues to impact the real estate and capital markets, and opportunistic investing in particular.  An opportunity-style fund like ours generally acquires assets with the intention of spending capital to enhance and reposition or develop these assets for appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes, including those in which the Fund is invested.  Especially impacted by the recent economic and capital market turmoil have been opportunistic assets acquired before the October 2008 financial collapse.  The lack of either capital or opportunistic buyers has had a major impact on the values of these types of assets at this point in time.  Two heavily impacted real estate classes have been single family land and condominiums, both of which are or have been asset types within the Fund’s portfolio.

Many in the real estate industry did not anticipate the onset, extent or depth of the economic and real estate recessions.  We continue to take a conservative approach in our valuation methodologies and, in large part as a result of the unforeseen economic challenges during 2011, including the increased fragility of the domestic and global economies and the European banking and sovereign debt crisis, we have made further adjustments to the estimates and assumptions employed in prior valuations.  In addition, the new estimated value reflects the 2011 disposal of five properties.  Collectively, these properties accounted for $1.78 of last year’s value, but are no longer included in the portfolio for the 2011 valuation.

Within this context, the Fund, as previously reported, has entered its disposition phase and is in the process of selling its assets and winding up operations over approximately the next two years, with the goal of returning capital to its investors.  As is typical in the commercial real estate industry, the original purchases of the portfolio properties were financed using leverage. Thus, as these dispositions are made, the associated debt on the properties must first be repaid before any remaining proceeds are returned to investors.  Presently, given the continued challenges in the real estate markets, we do not expect that investors will fully recover their original $10 per unit investment. Since inception, the Fund has paid $2.12 per unit in total distributions, including both recurring monthly and special distributions.

The Fund’s sponsor is attempting to renegotiate and restructure the debt on the remaining portfolio properties as necessary.  The sponsor has experience in successfully renegotiating and restructuring debt in this difficult economic environment and over the past couple of years has renegotiated and restructured substantially all of the Fund’s debt.  Examples of this success are the discounted pay offs of the debt on the Landmark I and II and 5050 Quorum investments in June 2011 and December 2011, respectively, followed by the sales of those assets.  As a part of those transactions, the Fund retained promoted interests entitling it to a percentage of the distributable cash from each of the properties after the respective buyer has achieved a specified return.  Also, in December 2011 the Fund sold the Bretton Woods residential development project and the proceeds were used to fully satisfy the existing debt associated with the property. These and other work-out models are being pursued in respect of some of the Fund’s remaining properties.  While there is no assurance that we will have similar successes in the future, we continue active discussions with our lenders and remain hopeful that we will reach agreements with our lenders in these negotiations.  In some instances, to preserve cash, it may be in the best interests of unit holders to allow lenders to take possession of certain properties when they are no longer economically viable for the Fund, such as Plaza Skillman, which was placed into receivership in October 2010 and transferred to the associated lender pursuant to a foreclosure in July 2011, and Melissa Land, on which the lender foreclosed in December 2011.

Landmark I and II and 5050 Quorum – In following with our conservative approach, the back-end promoted interests retained by the Fund in connection with the disposition of Landmark I and II and 5050 Quorum have been ascribed no value  in the current estimated valuation.  Given the lack of available capital, especially for a fund in the disposition phase of its life cycle, the Fund’s management believes the structure of these transactions provided a successful way to transfer these properties to buyers with available capital needed to increase their values, while retaining the possibility of generating real value for the Fund upon a future sale of the properties.  While not reflected in the estimated valuation, we feel these promoted interests could ultimately provide considerable value for the Fund’s investors.

1221 Coit Road – The long-term, full-building lease of 1221 Coit Road to Internap Network Services   Corp. (a leader in the data center service industry), the property’s conversion into a data center, and the completion of a new loan to pay off existing debt and finance tenant improvements and commissions associated with the new lease positively affected the Fund’s estimated valuation.   The tenant has the option through June 2012 to purchase this building at a price that is in excess of our current carrying value.  If this tenant does not exercise its purchase option, we will begin marketing this building for sale.

Hotel Palomar and Retail – The current $41.2 million balance on the loan from Bank of America matures on December 21, 2012.  The hotel is participating in the gradual recovery in the hospitality sector as demonstrated by the growth in occupancy, Average Daily Rate and Revenue Per Available Room.  Retail occupancy at this property was at 100% as of September 30, 2011.  These contributed to a positive estimated value for this property.  As discussed below, we plan to use the proceeds from the future sale of 250/290 John Carpenter to pay down a portion of the loan on this property and receive additional time from the bank to accommodate more growth in the hotel’s net operating income with the intent of increasing the value above that which is included in this valuation.

Hotel Palomar Residences – The $23.6 million loan from Credit Union Liquidity Services matured on October 1, 2011.  We did not make a mandatory $3 million pay down of the loan in January 2011, which constituted a default under the loan.  As a result, the lender can demand immediate payment of the entire loan balance, although they have yet to do so.  Since then we have been and continue to be in negotiations to extend or modify the loan. The parent of Credit Union Liquidity Services was placed into conservatorship by the National Credit Union Administration in April 2011 during our negotiations regarding this loan and we continue working to restructure and extend it.  Given that the parties have yet to reach formal resolution of the default under the loan, the current estimated valuation attributes no value to this property.  We converted the unsold condominium units to a rental program in the first quarter of 2009.  These units were 100% leased until May 2011 when we restarted our sales program.  We have sold six units in the project in 2011, our first sales in the condo tower since May 2007, and a hopeful indicator of the beginnings of a recovery in condominium sales.

250/290 John Carpenter – This property is part of our revolving credit agreement with Bank of America. The $9.7 million principal balance matures on December 21, 2012. We are negotiating with a prospective tenant for lease of a significant portion of this property. As previously disclosed, this property is under contract to sell as soon as this lease closes. The latest proposed amendment to the contract contains an “earn out” provision that would enable us to receive additional periodic payments from the buyer once additional space is leased, plus a promoted interest that provides the opportunity to share in the future increase in the value of this property. In this valuation, we have ascribed no value to this promoted interest. We would use the sale proceeds to pay off the $9.7 million loan and, as part of a restructuring, would use a portion of the proceeds to pay down the loan on the Hotel Palomar.  Bank of America is the lender on both 250/290 John Carpenter and the Hotel Palomar and this pay down of the Hotel Palomar loan from sale proceeds from 250/290 John Carpenter was part of the negotiations regarding the loan extension received from the lender during 2009.

Cassidy Ridge Condominiums – The $27.2 million loan in respect of this condominium project from Credit Union Liquidity Services matured on October 1, 2011.  In addition, we have assigned a second lien position on this property to the lender in the amount of $12.6 million as additional security on the Hotel Palomar Residences discussed above.  The default on the Hotel Palomar Residences loan created a cross-default under the Cassidy Ridge loan agreement and we continue to be in default.  As a result, the lender can demand immediate payment of the entire loan balance, although they have yet to do so.  We have ceased making debt service payments required under the loan agreement and are in discussions with the lender and other parties regarding possible future options; however, given that the parties have yet to reach formal resolution of the current default under the loan, no value has been attributed to this property in the estimated valuation.

Due to the economic stresses experienced over the last several years, our original underwriting assumptions for the portfolio were not achieved, as key variables, such as leasing activity, growth in rental rates, occupancy rates, the lack of suitable financing to provide the needed liquidity to consummate lease transactions, and ultimately asset values, failed to meet their forecasts.  In response, we have altered our overall strategies for the Fund to focus on capital conservation, debt extensions and restructurings, reduction of operating expenses and management of lease renewals and re-tenanting.  In addition, to date the Fund’s sponsor has forgiven in excess of $25 million in loans to the Fund.

As the Fund continues its disposition phase and assets are sold, the Fund’s general partners will continue to preserve capital, sustain and enhance property values, reduce operating expenses where possible, and accelerate the pace of the dispositions of the Fund’s remaining properties.

In the meantime, we are diligently working to 1) renew current leases or secure new leases with quality tenants to increase net operating income and the ultimate value of our office assets; 2) accelerate the pace of sales at both the Palomar and Cassidy Ridge condo projects; 3) continue increasing the positive trends at the Hotel Palomar; and 4) to execute other value creation strategies as warranted.  We appreciate your continued support in our efforts as we strive to continue to perform in the currently challenging market.

Sincerely,

Robert S. Aisner	Robert M. Behringer
President and CEO	General Partner and Chairman
Behringer Harvard Advisors II LP, Co-General Partner	Behringer Harvard Advisors II LP

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  Behringer Harvard Short-Term Opportunity Fund I LP (the “Fund”) cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this letter.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC.  The Fund’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the Fund at www.behringerharvard.com.